SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): February 2, 2004 (January 30, 2004)

Digital Data Networks, Inc.

(Exact name of registrant as specified in its charter)

Washington	0-27704	91-1426372

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3102 Maple Avenue, Suite 230, Dallas Texas	75201

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 214-969-7200

Item 5.	Other Events and Required FD Disclosure

      On February 2, 2004, Digital Data Networks, Inc., a Washington corporation (the “Company”), announced that it has entered into a definitive Agreement and Plan of Merger (the “Merger Agreement”) dated as of January 30, 2004, among the Company, DDN Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of the Company (“Merger Sub”), and i2 Telecom International, Inc., a Delaware corporation (“i2 Telecom”), pursuant to which Merger Sub will be merged with and into i2 Telecom (the “Merger”), with i2 Telecom to survive the Merger as a wholly-owned subsidiary of the Company.

      Pursuant to the Merger Agreement, at the effective time of the Merger (the “Effective Time”), the issued and outstanding shares of:

      (i)     i2 Telecom’s common stock, par value $0.01 per share (the “i2 Telecom Common Stock”), shall be converted into the right to receive an aggregate of 5,160,722 shares of the Company’s common stock, no par value per share (the “Company Common Stock”), and 135,000 shares of the Company’s preferred stock series B, no par value per share (the “Company Preferred Stock Series B”);

      (ii)     i2 Telecom’s preferred stock series A-1, par value $1.00 per share, shall be converted into the right to receive an aggregate of 22,500 shares of the Company’s preferred stock series A-1, no par value per share (the “Company Preferred Stock Series A-1”);

      (iii)     i2 Telecom’s preferred stock series A-2, par value $1.00 per share, shall be converted into the right to receive an aggregate of 30,600 shares of the Company’s preferred stock series A-2, no par value per share (the “Company Preferred Stock Series A-2”); and

      (iv)     i2 Telecom’s preferred stock series B, par value $1.00 per share, shall be converted into the right to receive an aggregate of 100,000 shares of the Company’s preferred stock series C, no par value per share (the “Company Preferred Stock Series C” and, together with the Company Preferred Stock Series A-1, the Company Preferred Stock Series A-2 and the Company Preferred Stock Series B, the “Company Preferred Stock”).

Notwithstanding the foregoing, shares of i2 Telecom’s capital stock outstanding at the Effective Time which are held by the Company or i2 Telecom or with respect to which dissenters’ rights have been perfected in accordance with the Delaware General Corporation Law shall not be converted in the Merger as set forth above. The aggregate shares of the Company’s capital stock to be issued in connection with the Merger as set forth in clauses (i) –(iv) above are referred to herein as the “Merger Consideration”.

      In addition to the Merger Consideration, holders of i2 Telecom’s capital stock outstanding as of the Effective Time may be entitled to receive, contingent upon the final outcome of a certain legal proceeding to which i2 Telecom is a party, shares of Company Common Stock and/or Company Preferred Stock (the “Contingent Consideration”) constituting 2,931,418 shares of Company Common Stock on an as-if-converted into Company Common Stock basis. The Merger Consideration and the Contingent Consideration shall constitute 88.44% of the voting securities of the Company, assuming the issuance of all shares of Company Common Stock and Company Preferred Stock constituting the Contingent Consideration.

      In connection with the Merger, options and warrants to purchase shares of i2 Telecom Common Stock that are outstanding and unexercised at the Effective Time, whether vested or unvested, shall convert automatically at such time into options to purchase shares of Company Preferred Stock Series B in accordance with terms of the Merger Agreement. Such options to purchase shares of Company

Preferred Stock Series B shall be subject to adjustment based on the issuance of the Contingent Consideration in accordance with the terms of the Merger Agreement.

      The shares of Company Common Stock and Company Preferred Stock constituting the Merger Consideration and the Contingent Consideration have not been, and will not be, registered under the Securities Act of 1933, as amended (the “Act”), and may not be offered for sale or sold absent registration under the Act or an applicable exemption from the registration requirements of the Act.

      The Company anticipates that the Merger will close by February 27, 2004. The closing of the Merger is subject to approval by the stockholders of i2 Telecom and the satisfaction or waiver of other closing conditions set forth in the Merger Agreement.

      On February 2, 2004, the Company also announced that it has entered into an Asset Purchase Agreement (the “Asset Purchase Agreement”) dated as of January 30, 2004, with InTransit Media, Inc., a Texas corporation (“InTransit”), pursuant to which the Company has agreed to sell substantially all of its operating assets to InTransit in exchange for InTransit assuming certain liabilities and obligations relating to such assets (the “Asset Purchase”). The closing of the Asset Purchase is subject to the closing of the Merger and the satisfaction or waiver of other closing conditions set forth in the Asset Purchase Agreement.

      The descriptions contained herein of the Merger, the Merger Agreement, the Asset Purchase and the Asset Purchase Agreement are qualified in their entirety by reference to the full text of the Merger Agreement and the Asset Purchase Agreement which are filed as Exhibits 2.1 and 2.2, respectively, to this Report and incorporated herein by this reference.

Item 7.	Financial Statements, Pro Forma Financial Information and Exhibits

(a) – (b)		Financial Statements and Pro Forma Financial Information. None.
(c)	Exhibits.
	2.1	Agreement and Plan of Merger dated as of January 30, 2004, among the Company, DDN Acquisition Corporation and i2 Telecom Communications, Inc. (The schedules to the Agreement and Plan of Merger have been omitted from this Report pursuant to Item 601(b)(2) of Regulation S-B, and the Company agrees to furnish copies of such omitted schedules supplementally to the Securities and Exchange Commission upon request.)
	2.2	Asset Purchase Agreement dated as of January 30, 2004, between the Company and InTransit Media, Inc.
	99.1	Press Release dated February 2, 2004

SIGNATURE

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

DIGITAL DATA NETWORKS, INC.

	By:	/s/ Donald B. Scott

Donald B. Scott, President

Dated: February 2, 2004

EXHIBIT INDEX

2.1	Agreement and Plan of Merger dated as of January 30, 2004, among the Company, DDN Acquisition Corporation and i2 Telecom Communications, Inc. (The schedules to the Agreement and Plan of Merger have been omitted from this Report pursuant to Item 601(b)(2) of Regulation S-B, and the Company agrees to furnish copies of such omitted schedules supplementally to the Securities and Exchange Commission upon request.)

2.2	Asset Purchase Agreement dated as of January 30, 2004, between the Company and InTransit Media, Inc.

99.1	Press Release dated February 2, 2004.